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                                                                      Exhibit 99
DANKA   PRESS RELEASE

FOR IMMEDIATE RELEASE                                                 PAUL SUIJK
                                                                  (813) 579-2881

June 26, 1998                                                     PAUL G. DUMOND
                                                              011-44171-399-3000

                DANKA ANNOUNCES ESTIMATED FIRST QUARTER RESULTS

Danka Business Systems PLC (NASDAQ: DANKY) today announced that based on information through May and preliminary indications for June, the Company expects revenue for its first quarter ending June 30, 1998 will be approximately ten percent (10%) below market expectations and, as a result, the Company's first quarter earnings will be adversely impacted. The revenue shortfall principally occurred in America's operations. The Company's revenue and net earnings for the fiscal year ending March 31, 1999 are also expected to be negatively impacted. The Company expects to announce actual results for its first quarter on August 13, 1998.

Danka Business Systems PLC, headquartered in London, England and St. Petersburg, Florida, is one of the world's largest independent suppliers of office equipment and related services, parts and supplies. Danka employs over 20,000 people and provides office products and services from over 700 offices in more than 30 countries around the world.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this press release, including statements related to the Company's estimated revenue and earnings for the first quarter ending June 30, 1998 and for the fiscal year ending March 31, 1999 are forward looking, and contain information relating to the Company that is based on the beliefs of management as well as assumptions made by, and information currently available to, management. The words "goal", "expect", "believe" and similar expressions as they relate to the Company or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof.
The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances that arise after the date hereof.